As filed with the Securities and Exchange Commission on ____________, 2001
================================================================================
                                                     Registration No. __________

                       SECURITIES AND EXCHANGE COMMISSION
                               Washington DC 20549

                               -------------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               -------------------

                                   ONTRO, INC.
             (Exact Name of registrant as specified in its charter)

         California                                     33-0638356
(State or other jurisdiction of             (IRS Employer Identification Number)
incorporation or organization)

                   13250 Gregg Street, Poway, California 92064
                                 (858) 486-7200
               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                               -------------------

                                Kevin A. Hainley
                      Chief Financial Officer and Secretary
                               13250 Gregg Street
                             Poway, California 92064
            (Name, address and telephone number of agent for service)

                              ---------------------

                                   Copies to:
                               Fisher Thurber LLP
                                 David A. Fisher
                        4225 Executive Square, Suite 1600
                         La Jolla, California 92037-1483
                     TEL (858) 535-9400 / FAX (858) 535-1616

                               -------------------

        Approximate date of commencement of proposed sale to the public:
 As soon as practicable after the Registration Statement has become effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.


                                CALCULATION OF REGISTRATION FEE
====================== ============== ==================== ==================== =================


Title of Each Class                    Proposed Maximum      Proposed Maximum
of Securities to be     Amount to be       Offering              Aggregate          Amount of
Registered               Registered   Price per Share (1)     Offering Price    Registration Fee
---------------------- -------------- -------------------- -------------------- -----------------
Common Stock,
no par value .........  827,872shares       $1.185               $981,028            $250.00
====================== ============== ==================== ==================== =================

(1) Estimated solely for the purpose of computing the amount of the registration fee under Rule 457(h) of the Securities Act of 1933, as amended, based on the average of the high and low prices of the Company's Common Stock as reported on the Nasdaq SmallCap Market on April 25, 2001.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.



                   Subject to Completion dated April 27, 2001

                             PRELIMINARY PROSPECTUS

                                   ONTRO, INC.

                         827,872 Shares of Common Stock

     This offering consists of 827,872 shares of common stock, no par value of Ontro, Inc. ("Company" or "Ontro"), no par value ("Common Stock"). The Common Stock is traded on the Nasdaq SmallCap Market under the symbol ONTR.

     This prospectus ("Prospectus") relates to resale by the holders of 827,872 shares of Common Stock ("Selling Shareholders").

     The Common Stock held by Selling Shareholders was received in private placement transactions of the Company. The Common Stock was issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(2) thereof. The Securities are being registered by the Company pursuant to registration covenants or registration rights agreements made to or existing with the holders thereof. See "Plan of Distribution."

     The Company will not receive any of the proceeds from the sale of the Common Stock sold by the Selling Shareholders. The Company has agreed to bear certain expenses in connection with the registration and sale of the Common Stock being offered by certain of the Selling Shareholders and to indemnify certain Selling Shareholders against certain liabilities, including liabilities under the Securities Act. See "Plan of Distribution."

                  THE SECURITIES OFFERED INVOLVE HIGH RISK. SEE "RISK FACTORS" STARTING ON PAGE 6.

                  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

================== ===================== =================== =================== ======================
                                            Underwriting
                                            Discounts and       Proceeds to        Proceeds to Selling
                    Price to Public (1)    Commissions (2)     Company (3) (4)      Shareholders (4)
------------------ --------------------- ------------------- ------------------- ----------------------
Per Share.........         $1.185                $0                  $0                  $1.185
------------------ --------------------- ------------------- ------------------- ----------------------
Total.............       $ 981,028               $0                  $0                 $981,028
================== ===================== =================== =================== ======================

(1) Estimated solely for the purpose of calculating the registration fee under Rule 457 of the Securities Act, based upon $1.185 per share sale price of the Registrant's Common Stock as reported on the Nasdaq Small Cap market on April 25, 2001.

(2) Excludes any costs of sale or commissions which may be incurred by Selling Shareholders, since such costs and expenses will be determined by negotiation between each Selling Shareholder and his or her own representatives.

(3) The Common Stock is held by the Selling Shareholders, who will be selling for their own account. The Company will not receive any proceeds of sales by Selling Shareholders, but will incur expenses of the offering payable by the Company, estimated to be $11,000.

(4) Assumes sale by Selling Shareholders of 827,872 Shares of Common Stock at $1.185 per share.

                                TABLE OF CONTENTS

                                                                           Page

AVAILABLE INFORMATION                                                         3
DOCUMENTS INCORPORATED BY REFERENCE                                           4
FORWARD-LOOKING STATEMENTS                                                    5
THE COMPANY                                                                   6
RISK FACTORS                                                                  6
USE OF PROCEEDS                                                              14
SELLING SHAREHOLDERS                                                         15
PLAN OF DISTRIBUTION                                                         15
LEGAL MATTERS                                                                16
EXPERTS                                                                      16

Continued from cover page

       The Common Stock held by Selling Shareholders may be offered for resale by the Selling Shareholders from time to time in transactions on the over-the-counter market, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Common Stock held by Selling Shareholders may be sold by the Selling Shareholders through one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, and (c) ordinary brokerage transactions and transactions in which the broker solicits purchases. The Selling Shareholders may effect such transactions by selling Common Stock to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of the Common Stock for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). In addition, any Common Stock covered by this Prospectus which qualifies for sale pursuant to Rule 144 may be sold under Rule 144 promulgated under the Securities Act rather than pursuant to this Prospectus.

       The Selling Shareholders and any broker-dealers or agents that participate with the Selling Shareholders in the distribution of the Common Stock may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act, and any commissions or discounts received by them and any profits on the resale of the Selling Shareholders' shares, may be deemed to be underwriting commissions or discounts under the Securities Act. Under applicable rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any person engaged in a distribution of securities may not simultaneously bid for or purchase securities of the same class for a period of two (2) business days prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Shareholders will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rule 10b-5, in connection with transactions in the Common Stock during the effectiveness of the Registration Statement of which this Prospectus forms a part. All of the foregoing may affect the marketability of the Common Stock.


                              AVAILABLE INFORMATION

       The Company is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street NW, Judiciary Plaza, Washington, DC 20549, and at the Commission's regional offices: Chicago Regional Office, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661; and New York Regional Office, Suite 1300, 7 World Trade Center, New York, New York 10048. Copies of such materials can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, NW, Judiciary Plaza, Washington, DC 20549. The Commission maintains a Web Site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Commission's Web Site is located at http://www.sec.gov.

       This Prospectus constitutes a part of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Commission under the Securities Act. Ontro filed with the Commission a Registration Statement on Form SB-2 on October 31, 1997, as amended by Amendment Nos. 1 through 5 as filed with the Commission on November 10, 1997, December 12, 1997, December 4, 1997, December 16, 1997 and April 13, 1998, respectively, and Post-Effective Amendment No. 1 filed on May 14, 1998 (collectively, the "IPO Registration Statement"), pursuant to the Securities Act. This Prospectus omits certain of the information set forth in the Registration Statement and the IPO

Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the IPO Registration Statement and the exhibits and schedules filed as a part thereof. Statements contained in this Prospectus concerning the contents of any contract or any other document referred to are not necessarily complete; reference is made in each instance to the copy of such contract or document filed as an exhibit to the Registration Statement or the IPO Registration Statement. Each such statement is qualified in all respects by such reference to such exhibits. Each of the Registration Statement and the IPO Registration Statement, including all exhibits and schedules thereto, may be inspected without charge at the Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the Commission.

       Information contained herein is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


                       DOCUMENTS INCORPORATED BY REFERENCE

       The Company regularly files documents with the Securities and Exchange Commission to comply with applicable government regulations, including Forms 10-QSB and 10-KSB. Ontro will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been or may be filed with the Securities and Exchange Commission (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Such requests should be directed to:

                                Ontro, Inc.
                                Attn.: Kevin A. Hainley
                                Chief Financial Officer and Secretary
                                13250 Gregg Street
                                Poway, California 92064
                                (858) 486-7200

       The following documents previously filed with the Commission, except as superseded or modified herein, are hereby incorporated by reference into this
Prospectus:

       1. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000.

       2.     The Company's definitive Schedule 14a (Proxy) filed August 24,
              2000.

       3.     The Company's 1934 Act Registration Statement on Form 8-A.

       4.     Certain exhibits from the Company's 1933 Act Filings.

       All documents filed with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering, shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. The most recent Annual Report on Form 10-KSB and all Quarterly Reports on Form 10-QSB dated thereafter must accompany delivery of this Prospectus. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

       No person is authorized in connection with any offering made hereby to give any information or make any representation not contained or incorporated by reference in this Prospectus, and any information not contained or incorporated herein must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, by any person in any jurisdiction in which it is unlawful for such person to make such offer or solicitation. Neither the delivery of this Prospectus at any time nor any sale made hereunder shall, under any circumstances, imply that the information herein is correct as of any date subsequent to the date hereof.

                           FORWARD-LOOKING STATEMENTS

       This Prospectus contains forward-looking statements. When included in this Prospectus, the words "expects," "intends," "anticipates," "plans," "projects" and "estimates," and analogous or similar expressions are intended to identify forward-looking statements. Such statements, which include statements contained in "Risk Factors" and elsewhere are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those reflected in such forward-looking statements. For a discussion of certain of such risks, see "Risk Factors." These forward-looking statements speak only as of the date of this Prospectus. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

                                   THE COMPANY

       Ontro, Inc. (the "Company" or "Ontro") is engaged in the research and development of integrated thermal containers. The Company has a unique proprietary technology which it has incorporated into a proposed product line of fully contained self-heating beverage containers designed to heat liquid contents such as coffee, tea, hot chocolate, soups, and alcoholic beverages. These containers are similar to typical beverage containers in size and shape and are activated by the consumer to heat the contents within a few minutes. The Company seeks to market its container technology to develop and expand a consumer market for remote and mobile heating of beverages and other products.

       The Company's products are still in development and are not currently sold commercially. The Company's first anticipated commercial product is a self-heating beverage container which requires final design improvements, testing, and marketing studies before it will be manufactured and marketed. The Company's other potential products will require additional research and development before they will be ready for testing and further market studies. There can be no assurance these efforts will be successfully completed.

       The Company believes it is in the final stages of completing development of its self-heating beverage container. Production equipment is currently installed in order to complete additional testing and improvements to different aspects of the containers before the current demonstration models are intended to be put into commercial production. Additional refinements which the Company anticipates completing include, but are not limited to, the areas of seam failure, heat transfer, content related issues, heating control, sterilization, timing and temperature ranges, appearance, and packaging. There can be no assurance these refinements will be successfully concluded.

       The Company believes substantial market opportunities exist for the exploitation of the Company's integrated thermal container technology. The Company believes as society has become more mobile, demand has risen for remote heating of goods and conventional heating sources do not supply truly remote consumption due primarily to inconvenience and the inability of consumers to access these sources in a mobile environment. The Company's self-heating containers are expected to meet the needs of consumers such as commuters, mobile professionals, sports enthusiasts and others without quick and convenient access to conventional heating sources.

       The Company intends to become a leading provider of integrated thermal containers and related technology to food, beverage and other manufacturers. In order to do so the Company will have to complete the development of its proposed products and successfully manufacture and market them.


                                  RISK FACTORS

       An investment in the Common Stock being offered hereby is speculative in nature, involves a high degree of risk and should not be made by any investor who cannot afford the loss of his/her entire investment. Accordingly, prospective investors should consider carefully the following factors, in addition to all of the other information presented in this Prospectus before purchasing any of the Common Stock offered hereby. This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed below as well as those discussed elsewhere in this Prospectus.

No Operating Revenues; Accumulated Deficit; Expectation of Future Losses

       The Company has experienced operating losses in each fiscal period since its inception in 1994. As of December 31, 2000, the Company had a deficit accumulated in the development stage of approximately $15.0 million. The Company expects to incur additional operating losses through at least 2001 and possibly thereafter. The Company has generated no significant revenues from operations. The marketing of the Company's integrated thermal containers will require the commitment of substantial resources in order for the Company and its licensee manufacturers to support their targeted large beverage distribution companies to successfully introduce and market their brand name products in the Company's proposed containers. There can be no assurance the Company will be successful in any of these endeavors. There can be no assurance the Company will enter into arrangements with third parties for product development and commercialization, or will successfully market or license any containers. To achieve profitable operations, the Company, alone or with others, must successfully develop, manufacture and market its proprietary containers or technologies. There can be no assurance the Company will be able to accomplish these tasks. Significant delays in any of these matters could have a material adverse impact on the Company's business, financial condition and results of operations.

Substantial Future Capital Requirements; No Assurance of Future Funding

       The Company will be required to make substantial expenditures to continue existing marketing efforts and planned research and development. The Company's future capital requirements will depend upon numerous factors, including the amount of revenues generated from operations (if any), the cost of the Company's sales and marketing activities and the progress of the Company's research and development activities, none of which can be predicted with certainty. The Company anticipates existing capital resources and cash generated from current executory contracts for the sale of its securities, will only be sufficient to meet the Company's cash requirements for the next several months at its current level of operations. The Company is seeking additional funding. There can be no assurance any additional financing will be available on acceptable terms, or at all. Moreover, if additional financing is not available, the Company could be required to reduce or suspend its operations, seek an acquisition partner, sell even greater amounts of its securities on terms that would likely be even more highly dilutive, or go out of business. The Company has experienced in the past, and may continue to experience, operational difficulties and delays in its product development due to working capital constraints. Any such difficulties or delays could have a material adverse effect on the Company's business, financial condition and results of operations.

       The Company has limited established bank financing arrangements and it is not anticipated the Company will secure any bank financing in the foreseeable future. The Company intends to finance the development and marketing of its proposed containers through additional sales of its securities as well as license agreements, distribution agreements, strategic alliances and other arrangements with third parties. There can be no assurance such securities will be purchased or such license, distribution, marketing, strategic, or other collaborative arrangements will be obtained, or that additional funds will be available at any price, or on any terms notwithstanding how dilutive or at what cost to the Company. If adequate funds are not available, the Company may be required to relinquish rights to certain of its technologies or potential products the Company would not otherwise relinquish. The Company's future cash requirements will be affected by results of potential customers' market studies, collaborative relationships, if any, changes in the focus and direction of the Company's research and development programs, competitive and technological advances, and other factors.

Early Stage of Development; Absence of Products

       The Company is a development stage enterprise. None of its products have been placed in commercial production and it has not begun to generate revenues from operations. The Company's first anticipated commercial product is a self-heating beverage container which will require successful completion of marketing studies and establishment of larger scale production facilities before it will likely be commercially introduced in the marketplace. There can be no assurance such efforts will be successful or that the self-heating beverage container or any of the Company's other potential products under development will be manufactured in commercial quantities. The Company cannot predict with certainty when, if ever, its customers will begin to market their products in the Company's self-heating beverage container or any other integrated thermal container the Company is developing.

       While the Company believes it is in the final stages of completing development of its self-heating beverage container, additional testing and improving of different aspects of the containers is ongoing. Such aspects include, but are not limited to, the areas of speed and efficiency of the heat transfer; suitability for varied levels of viscosity of the food and beverage contents; maintaining structural integrity of the container at higher temperatures; temperature control; and ease of use. There can be no assurance the Company will be successful in completing such design refinements or achieve significant commercial distribution of its proposed products. The Company has identified certain unusual circumstances where the self-heating container could heat to unacceptably high levels and jeopardize the structural integrity of the container to the extent it might not withstand the market reliability and quality control standards generally required of containers for food and beverage products. The Company is researching different compositions of the active ingredients to increase the predictability of the heating reaction and simplify the manufacturing process.

Complete Dependence on Market Acceptance of Integrated Thermal Containers

       The Company's proposed customers have not yet commenced sales of their products in the Company's self-heating beverage container which is currently the Company's only substantially developed product. The Company anticipates it will derive substantially all of its future revenues from royalty payments, if any, by licensee manufacturers of its integrated thermal container technology. Consequently, the Company is entirely dependent on the successful introduction and commercial acceptance of this technology. Unless and until such integrated thermal containers receive market acceptance, the Company will not likely have any material source of revenue. There can be no assurance that integrated thermal containers will achieve market acceptance. The Company's ability to license its technology or sell its containers will be substantially dependent on the results of certain market studies and there can be no assurance the studies currently underway or to be conducted in the future will demonstrate the level of probable market acceptance sufficient to interest licensees and distributors to enter into agreements with the Company regarding its products and technologies. Commercial acceptance of its containers will require the Company to successfully establish sales through various distribution channels, of which there can be no assurance. Any such failure will likely have a material adverse effect on the Company's business, financial condition and results of operations. Failure of the Company's integrated thermal containers to achieve significant market acceptance will have a material adverse effect on the Company's ability to continue in business.

New Products and Rapid Technological Change

       If the Company's proposed integrated thermal containers are commercially accepted, such markets are expected to be characterized by rapid technological advances, evolving industry standards, and frequent new product introductions and enhancements. The introduction by competitors of containers embodying new integrated thermal technologies and the emergence of industry standards could render the Company's containers obsolete or unmarketable.

       The Company's future success may depend upon its ability to keep pace with technological development and respond to evolving consumer demands. Failure by the Company to anticipate or respond adequately to technological developments or changes in consumer tastes, or significant delays in product development, could damage the Company's potential position in the marketplace and could result in less revenues and/or lack of profits. The Company may need to increase the size of its product development staff to meet these challenges. There can be no assurance the Company will be successful in hiring and training adequate product development personnel to meet its needs or that it will have the resources to do so. There can be no assurance the Company will be successful in marketing its proposed containers, developing new products or product enhancements, or will not experience significant delays in such endeavors in the future. Any failure to successfully develop and market its integrated thermal containers or other products and product enhancements could have a material adverse effect on the Company's financial condition, business, and results from operations.

Patents and Proprietary Rights

       The Company's success may depend, in large part, on the Company's patent protection for the proposed containers, both in the United States and in foreign countries. Ontro and its wholly-owned subsidiary currently have several patents issued and additional patent applications pending in the United States.

       There have been foreign counterparts to certain of these applications filed in other countries on behalf of the Company. The Company intends to file or have its subsidiary file additional applications as appropriate for patents covering one or more proposed containers and related processes. There can be no assurance additional patents will be issued from any of the pending applications, or, for patents that have been issued or may be issued, that the claims allowed will be sufficiently broad to protect the Company's technology. In addition, there can be no assurance any patents will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide adequate proprietary protection to the Company. In addition, any patents obtained by the Company will be of limited duration. All United States patents issuing from patent applications filed June 8, 1995 or thereafter will have a term of 20 years from the date of filing. All United States patents in force before June 8, 1995 will have a term of the longer of: (i) 17 years from the date of issuance; or (ii) 20 years from the date of filing. All United States patents issuing from patent applications applied for before June 8, 1995 will have a term equal to the longer of: (i) 17 years from the date of issuance; or
(ii) 20 years from the date of filing. All United States design patents have a 14 year life from the date of issuance.

       The commercial success of the Company may also depend upon avoiding infringing on patents issued to competitors. If competitors prepare and file patent applications in the United States that claim technology also claimed by the Company, the Company may have to participate in interference proceedings declared by the PTO to determine the priority of invention, which could result in substantial cost, even if the outcome is favorable to the Company. An adverse outcome could subject the Company to significant liabilities to third parties and could require the Company to license disputed rights from third parties or cease using all or part of the licensed technology. The Company is aware of U.S. and foreign patents issued to third parties that broadly claim self-heating technology similar to the Company's. Although the Company believes its current activities do not infringe on these patents, there can be no assurance the Company's belief would be affirmed in any infringement litigation over the patents, or that the Company's future technological developments would be outside the scope of these patents. A U.S. patent application is maintained under conditions of confidentiality while the application is pending in the PTO, so the Company cannot determine the inventions being claimed in pending patent applications filed by its competitors in the PTO. Further, U.S. patents do not provide any remedies for infringement that occurred before the patent is granted.

       The Company also attempts to protect its proprietary and its licensed technology and processes by seeking to obtain confidentiality agreements with its contractors, consultants, employees, potential collaborative partners, licensees, customers and others. There can be no assurance these agreements will adequately protect the Company, will not be breached, the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently discovered by competitors. This approach could increase the risk to the Company which may not be able to protect its proprietary and licensed technology.

       There can be no assurance others will not independently develop similar or more advanced technologies or design around aspects of Ontro's technology which may be patented, or duplicate the Company's trade secrets. In some cases, the Company may rely on trade secrets to protect its technology or its inventions. There can be no assurance trade secrets will be established, secrecy obligations will be honored, or that others will not independently develop similar or superior technology. To the extent consultants, key employees, or other third parties apply technological information independently developed by them or by others to Company projects, disputes may arise as to the proprietary rights to such information, which may not be resolved in favor of the Company.

Limited Manufacturing Facilities; Probable Significant Dependence on Licensees for Manufacture, Marketing, and Sale of Proposed Products

       The Company's strategy is to license its integrated thermal technologies to container manufacturers. The Company anticipates requiring such companies to be responsible for the manufacture, marketing, and sale of the overwhelming majority of the Company's proposed containers. The Company has equipment which allows it to manufacture self-heating beverage containers for testing and marketing studies and to sell limited quantities of certain self-heating containers to customers. The Company intends to require most of its distributors and other customers to contract for the manufacture of the containers from the Company's licensee manufacturers.

       There can be no assurance the sale of its integrated thermal containers pursuant to such licenses will result in revenues to the Company, or that third parties will market and sell substantial quantities of its proposed containers.

Probable Dependence on Outside Parties for Marketing and Distribution

       The Company intends to primarily market its proposed products through contractual arrangements with others such as licensing, distribution or similar collaborative agreements. This may result in a lack of control by the Company over some or all of the material marketing and distribution aspects of its potential products. There can be no assurance the Company will be able to maintain the quality of its products when they are manufactured by unrelated parties. Any significant quality control problems could result in excessive recalls, increased product liability exposure, and reduced market acceptance.

       There can be no assurance the Company will enter into any marketing and related arrangements on terms acceptable to the Company, or that any marketing efforts undertaken on behalf of the Company by third parties will be successful. The inability of the Company to license its products to others for their distribution, or inadequacy of such licensees' distribution, or the inability of the Company to enter into distributorship or similar agreements to market products produced by the Company would likely have a material adverse impact on the ability of the Company to remain in business

       The Company's future growth and profitability is expected to depend, in large part, on the success of its licensees, if any, and others who may participate in marketing efforts utilizing the Company's technologies. Success in marketing the Company's containers will be substantially dependent on educating the targeted markets as to the distinctive characteristics and perceived benefits of the Company's proposed containers.

Competition

       The Company believes that, in the future, competition among marketers of self-heating beverage containers who can meet the high volume requirements of the large food and beverage manufacturers will be based primarily on price, product safety, ease of use, quality, product recognition, access to distribution channels, product innovation, and packaging. The competitive position of the Company will in part depend on the ability of the Company to anticipate innovations in integrated thermal container technology, as well as changes in consumer preferences. If the Company's integrated thermal containers are successfully received in the market, increased competition is probable. Increased competition is likely to result in price reductions, reduced operating margins, and loss of market share, any of which could materially and adversely affect the Company's business, operating results, and financial condition. There can be no assurance the Company will be able to compete successfully, keep pace with technological developments, or have sufficient funds to invest in new technologies, products, or processes.

       There also can be no assurance companies in the food and beverage or container industry, or other companies, will not enter the market for integrated thermal containers with products that are superior to, less expensive, or which achieve greater market acceptance than the Company's proposed containers.

       The majority of food and beverage and container manufacturers are substantially larger and more diversified than the Company; have substantially greater financial and marketing resources than the Company; have greater name recognition and distribution channels than the Company; and may have the ability to develop competitively priced integrated thermal containers.

Dependence Upon Key Personnel

       The Company's success in developing marketable containers and achieving a competitive position will depend, in large part, on its ability to attract and retain qualified management and scientific personnel.

       The Company's potential growth and any expansion into areas and activities requiring additional expertise, such as expanded programs for manufacturing and marketing, would be expected to place increased demands on the Company's human resources. These demands are expected to require the addition of new management and scientific personnel. The failure to acquire such services could have a material adverse effect on the Company's prospects for success. In addition, the Company relies on consultants and advisors to assist the Company from time to time in reviewing its marketing, management, research and development projects and strategies. Most if not all of the Company's consultants and advisors are self-employed or are employees of other companies, and may have commitments to, or consulting or advisory contracts with, more than one other entity that may affect their ability to contribute to the Company.

Exposure to Fluctuations in Resin Prices and Supply

       The Company intends to manufacture certain parts of the proposed integrated thermal containers using plastic resins. The Company does not currently have any material agreements with any raw material suppliers, including suppliers of resins. The Company intends to enter into agreements with resin and other raw material suppliers. There can be no assurance the Company will obtain supply agreements on acceptable terms and conditions. Since plastic resin is anticipated to be a principal component in the Company's proposed containers, the Company's financial performance could become materially dependent on its ability, and the ability of its licensees, if any, to acquire resin in acceptable amounts and at acceptable costs, and to pass resin price increases on to its future customers through contractual agreements or otherwise. The capacity, supply, and demand for plastic resins and the petrochemical intermediates from which they are produced are subject to cyclical price fluctuations, including those arising from supply shortages. There can be no assurance a significant increase in resin prices or a shortage of supply would not have a material adverse impact on the business, financial condition, and results from operations of the Company.

Supply of Raw Materials

       The Company does not have any material agreements with the suppliers of any of its raw materials or component parts. The Company believes certain components can be obtained from numerous suppliers and as a result thereof the Company believes it is not materially dependent upon any single source for any of its raw materials or components. However, if the Company were to experience delays in raw materials or component parts, it could delay the Company's ability to supply containers to potential customers or its ability to conduct market research studies, which in turn, could adversely impact the Company's business, financial condition, and results of operations.

Environmental Matters

       Federal, state and local governments or regulatory agencies could enact laws or regulations concerning environmental matters that may increase the cost of producing or otherwise adversely affect the demand for plastic products such as those proposed by the Company. A decline in consumer preference for plastic products due to environmental considerations could have a material adverse effect upon the Company's business, financial condition, and results of operations. In addition, certain of the Company's operations are subject to federal, state, and local environmental laws and regulations that impose limitations on the discharge of pollutants into the air and water and establish standards for the treatment, storage, and disposal of solid and hazardous wastes. While the Company has not been required, in its limited history of assembling integrated thermal containers, to make significant capital expenditures in order to comply with applicable environmental laws and regulations, the Company may have to make substantial future capital expenditures due to changing compliance standards and environmental technology. Furthermore, unknown contamination of sites currently or formerly owned or operated by the Company (including contamination caused by prior owners and operators of such sites) and off-site disposal of hazardous substances may give rise to additional compliance costs.

       In addition the principal components of the Company's products are made from plastic. Although the Company's products use all recyclable plastics they cannot generally be recycled into the same component parts, and there are likely fewer potential uses for the recycled plastic used in the Company's products than there were for the original raw materials. Therefore the Company would be expected to be contributing to an increasing supply of plastic needing to be recycled into fewer uses or simply an increasing amount of plastic, which although recyclable, may not be recycled. Similar factors have been the source of increasing environmental concern by some and increasing legislative and regulatory activity. The Company cannot predict the nature of future legislation, regulation or liability exposure which may evolve from these environmental concerns or the adverse impact it may have on the Company. The Company does not have insurance coverage for environmental liabilities and does not anticipate obtaining such coverage in the future.

Liability Insurance

       The Company's proposed containers expose it to possible product liability claims if, among other things, the use of its proposed containers results in personal injury or property damage. There can be no assurance the Company will have sufficient resources to satisfy any liability resulting from such claims or will be able to cause its customers to indemnify or insure the Company against such claims. The Company intends to obtain additional product liability insurance prior to the commencement of commercial shipment of its products. There can be no assurance such insurance coverage will be adequate in terms and scope to protect the Company against material adverse effects in the event of a successful claim, or that such insurance will be renewed, or the Company will be able to acquire additional coverage when it deems it desirable to do so.

Immediate and Substantial Dilution

       To the extent that any warrants, options or other securities convertible into shares of Common Stock currently outstanding or subsequently granted to purchase shares of Common Stock are exercisable at a price less than the net tangible book value per share, there will be dilution upon the exercise of such securities to existing shareholders.

Control by Present Shareholders; Possible Depressive Effect on the Company's Securities

       As of December 31, 2000 the Company's officers and directors own 1,106,064 of the outstanding shares representing 16.5% of the currently outstanding Common Stock. The Company's officers and directors also have the right to acquire an additional 1,180,160 shares of Common Stock, which are reserved for issuance upon the exercise of existing options. Accordingly, if the Company's officers and directors exercised all of the options they currently hold, they could own up to 28.9% of the Company's outstanding Common Stock.

       The price range for the officers' and directors' options is $1.00 to $3.38 per share. The concentration of ownership by the Company's officers and directors may discourage potential acquirers from seeking control of the Company through the purchase of Common Stock and this possibility could have a depressive effect on the price of the Company's Securities.

Dilutive and Other Adverse Effects of Outstanding Options and Warrants

       Under the terms of the options issued under the Company's 1996 Stock Plan, and other outstanding options and warrants, the holders thereof are given an opportunity to profit from a rise in the market price of the Common Stock with a resulting dilution in the interests of the other shareholders. The terms on which the Company may obtain additional financing may be adversely affected by the existence of such options and warrants. For example, the holders of the Warrants could exercise them at a time when the Company was attempting to obtain additional capital through a new offering of securities on terms more favorable than those provided by the Warrants.

Possible Adverse Effects of Authorization and Issuance of Preferred Stock

       The Company's Board of Directors is authorized to issue up to 5,000,000 shares of preferred stock. The Board of Directors has the power to establish the dividend rates, liquidation preferences, voting rights, redemption and conversion terms, and all other rights, preferences and privileges with respect to any series of preferred stock. The issuance of any series of preferred stock having rights superior to those of the Common Stock may result in a decrease in the value or market price of the Common Stock and could be used by the Board of Directors as a means to prevent a change in control of the Company. Future issuances of preferred stock may provide for dividends, certain preferences in liquidation, as well as conversion rights. Such preferred stock issuances could make the possible takeover of the Company or the removal of management of the Company more difficult. The issuance of such preferred stock could discourage hostile bids for control of the Company in which shareholders could receive premiums for their Common Stock or Warrants, could adversely affect the voting and other rights of the holders of the Common Stock, or could depress the market price of the Common Stock or Warrants.

Anti-Takeover Provisions; Limitation on Voting Rights

       The Company's Amended and Restated Articles of Incorporation ("Articles") and its Bylaws contain provisions that may make it more difficult to acquire control of the Company by means of tender offer, over-the-counter purchases, a proxy fight, or otherwise. The Articles also include provisions restricting shareholder voting rights. The Company's Articles include a provision prohibiting action by written consent of the shareholders. The Company's Articles provide that certain provisions of the Articles may only be amended by a vote of 66.6% of the shareholders. The Company's Articles also require that shareholders give advance notice to the Company of any nomination for election to the Board of Directors or other business to be brought at any shareholders' meeting.

       This provision makes it more difficult for shareholders to nominate candidates to the Board of Directors who are not supported by management. In addition, the Articles require advance notice for shareholder proposals to be brought before a meeting of shareholders and requires the notice to specify certain information regarding the shareholder and the proposal. This provision makes it more difficult to implement shareholder proposals even if a majority of shareholders are in support thereof. Each of these provisions may also have the effect of deterring hostile take-overs or delaying changes in control or management of the Company. In addition, the indemnification provisions of the Company's Articles and Bylaws may represent a conflict of interest between management and the shareholders since officers and directors may be indemnified prior to any judicial determinations as to their conduct. The Articles provide that the shareholders' right to cumulative voting will terminate automatically when the Company's shares are listed on the New York Stock Exchange ("NYSE") or the American Stock Exchange ("AMEX"), or if listed on the Nasdaq National Market System ("Nasdaq NMS") and the Company has at least 800 shareholders as of the record date for the most recent meeting of shareholders. Cumulative voting is currently in effect for the Company. When and if the Company so qualifies, the absence of cumulative voting may have the effect of limiting the ability of minority shareholders to effect changes in the Board of Directors and, as a result, may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of the Company.

       The Company's Articles also include a provision ("Fair Price Provision") requiring the approval of the holders of 66.6% of the Company's voting stock as a condition to a merger or certain other business transactions with, or proposed by, a holder of 15% or more of the Company's voting stock (an "Interested Shareholder"), except in cases where the continuing directors approve the transaction or certain minimum price criteria and other procedural requirements are met. A "Continuing Director" is a director who is not affiliated with an Interested Shareholder and was elected prior to the time such Interested Shareholder became an Interested Shareholder, or any successor chosen by a majority of the Continuing Directors. The minimum price criteria generally require that, in a transaction in which shareholders are to receive payments, holders of Common Stock must receive a value equal to the highest price of: (i) the price paid by the Interested Shareholder for Common Stock during the prior two years; (ii) the Fair Market Value (as defined) at the time; or (iii) the amount paid in the transaction in which such person became an Interested Shareholder. In addition, such payment must be made in cash or in the type of consideration paid by the Interested Shareholder for the greatest portion of the Interested Shareholder's shares. The Company's Board of Directors believes the Fair Price Provision will help assure similar treatment for all of the Company's shareholders if certain kinds of business combinations are effected. However, the Fair Price Provision may make it more difficult to accomplish certain transactions potentially beneficial to shareholders but opposed by the incumbent Board of Directors.

       The Company's Articles provide for a classified Board of Directors to automatically become effective when the Company's shares are listed on NYSE or AMEX, or if listed on Nasdaq NMS and the Company has at least 800 shareholders as of the record date for the most recent meeting of shareholders. The classified Board of Directors provisions, when and if effective, divides the Board of Directors into two or more classes of directors serving staggered two-year terms, with one director to be elected at each annual meeting of shareholders. The classification of directors would extend the time required to change the composition of the Board of Directors. The Common Shares and Warrants are listed on Nasdaq which results in no classified Board of Directors until potentially some time in the future.

No Dividends

       The Company has never paid cash or other dividends on its Common Stock. It is the Company's intention to retain earnings, if any, to finance the operation and expansion of its business, and therefore, it does not expect to pay any cash dividends in the foreseeable future.

Possible Delisting of Securities from Nasdaq and Possible Market Illiquidity

       While the Company's Common Stock and Warrants are currently listed on Nasdaq there can be no assurance the Company will meet the criteria for continued listing of these securities on Nasdaq. Based on existing listing criteria, a Nasdaq listing will generally require the Company to have total assets (excluding goodwill) which are $2,000,000 in excess of its total liabilities, plus have a minimum public distribution of 500,000 shares of Common Stock with a minimum of 300 public holders of 100 shares or more, a minimum bid price of $1.00 per share, and aggregate market value of publicly held shares of $1,000,000. Nasdaq has rules which make continued listing of companies on Nasdaq more difficult than in the past and Nasdaq has significantly increased its enforcement efforts with regard to Nasdaq listing standards. Removal from Nasdaq, if it were to occur, could affect the ability or willingness of broker-dealers to sell and/or make a market in the Company's Common Stock and the ability of purchasers of the Company's Common Stock to sell their securities in the secondary market. Trading, if any, in the Common Stock would then be conducted in the over-the-counter market on an electronic bulletin board established for securities that do not meet the Nasdaq listing requirements, or in what are commonly referred to as the "pink sheets." As a result, an investor would find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's Common Stock. There is no assurance the Company will be successful in maintaining its listing.

Disclosures Relating to Low Priced Stocks; Possible Restrictions on Resale of Low Priced Stocks and on Broker-Dealer Sales; Possible Adverse Effect of "Penny Stock" Rules on Liquidity for the Company's Securities

       If the Common Stock and/or Warrants (collectively "Securities") were delisted from Nasdaq at a time when the Company had net tangible assets of $2,000,000 or less, further transactions in the Securities would become subject to Rule 15g-9 under the Securities Exchange Act of 1934 (the "Exchange Act"). Rule 15g-9 imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and "accredited investors" (generally, individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually, or $300,000 together with their spouse). For transactions covered by this Rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale. Consequently, this Rule could affect the ability of broker-dealers to sell the Securities and may affect the ability of the Common Stock and Warrant holders to sell any of the Securities acquired in the secondary market.

       The Commission has adopted regulations which generally define a "penny stock" to be any security of a company that has a market price (as therein defined) less than $5.00 per share, or with an exercise price of less than $5.00 per share subject to certain exceptions, and which is not traded on any exchange or quoted on Nasdaq. For any transaction by broker-dealers involving a penny stock, unless exempt, the rules require delivery of a risk disclosure document relating to the penny stock market prior to a transaction in a penny stock. Disclosure is also required to be made about compensation payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in an account and information on the limited market in penny stocks.

       The foregoing restrictions will not apply to the Securities if the Securities are listed on Nasdaq or another exchange and have certain price and volume information provided on a current and continuing basis, or if the Company meets certain minimum net tangible asset requirements or certain average annual revenue criteria over specific periods. There can be no assurance the Securities will continue to qualify for exemption from these restrictions. If the Securities were subject to these restrictions, the market liquidity for the Securities could be materially and adversely affected.


                                 USE OF PROCEEDS

       The Company will not receive any proceeds from this offering. The proceeds of this offering will be received directly by the Selling Shareholders for their own account. The offering price cannot be determined by the Company, since the price at which the Common Stock is sold will be determined by market conditions existing at the various times the Selling Shareholders elect to sell the Common Stock.

                              SELLING SHAREHOLDERS

       The following table sets forth certain information, as of the date hereof, with respect to the beneficial ownership of the Company's Common Stock registered herein by each Selling Shareholder named below. The shares of Common Stock are being registered to permit public secondary trading of the Common Stock registered, and the Selling Shareholders may offer the Common Stock for resale from time to time. Neither of the Selling Shareholders has had any position, office or other material relationship with the Company within the past three years. The following table assumes each Selling Shareholder sells all of the Common Stock registered held by such Selling Shareholder in this offering. The Company is unable to determine the exact number of shares of such Common Stock that will actually be sold.

                                    Number Number
 Name                             Beneficially Owned         Offered Hereby
------------------------------ -------------------------- --------------------
 Aura (Pvt.) Ltd.,
 a Pakistani corporation                993,447                 697,872

 Joseph Giamanco                        130,000                 130,000


                              PLAN OF DISTRIBUTION

       The offering of Common Stock by the Selling Shareholders is not being underwritten. The Selling Shareholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. The Common Stock offered hereby may be sold by the Selling Shareholders from time to time in transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Common Stock directly to purchasers or through broker-dealers that may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Securities for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

       The Selling Shareholders and any broker-dealers that act in connection with the sale of the Common Stock as principals may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of such Common Stock as principals might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Common Stock against certain liabilities, including liabilities arising under the Securities Act. The Company will not receive any proceeds from the sales by the Selling Shareholders. Sales of the Securities by the Selling Shareholders, or even the potential of such sales, could have an adverse effect on the market price of the Company's outstanding Common Stock.

       At the time a particular offer of Common Stock is made, except as herein contemplated, by or on behalf of a Selling Shareholder or the Company, to the extent required, a prospectus will be distributed which will set forth the number of shares of Common Stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by any underwriter for Common Stock purchased from the Selling Shareholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

       In order to comply with the securities laws of certain states, if applicable, the Common Stock may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless such stock has been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and complied with.

       Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Common Stock may not simultaneously engage in market making activities with respect to the securities of the Company for a period of at least one, and possibly five business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, Rule 101, 102 and 107, which provisions may limit the timing of purchases and sales of shares of the Company's Common Stock by the Selling Shareholders.

       The Common Stock was originally issued to the Selling Shareholders pursuant to an exemption from the registration requirements of the Securities Act provided by Section 3(b) thereof including Rules 504 and 505 of Regulation D and Section 4(2) thereof including without limitation Rule 506 pursuant to Regulation D thereunder. The Company agreed to register the Common Stock under the Securities Act and to indemnify and hold such Selling Shareholders harmless against certain liabilities under the Securities Act that could arise in connection with the sale by such Selling Shareholders of such Common Stock. In connection therewith the Company has agreed to pay all reasonable fees and expenses except for fees and expenses for counsel to the Selling Shareholders and any underwriting discounts and commissions.


                                  LEGAL MATTERS

       The validity of the issuance of the shares of Common Stock offered hereby is being passed upon for the Company by Fisher Thurber LLP, 4225 Executive Square, Suite 1600, La Jolla, California 92037-1483.


                                     EXPERTS

       The financial statements of Ontro, Inc. as of December 31, 2000 and 1999, and for each of the years in the two-year period ended December 31, 2000, and for the period from November 8, 1994 (inception) to December 31, 2000, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

       The report of KPMG LLP covering the December 31, 2000 financial statements contains an explanatory paragraph that states that the Company has suffered recurring losses from development stage activities and has an accumulated deficit that raises substantial doubt about it's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except the Securities and Exchange Commission ("SEC") registration fee.


         SEC Filing Fee.................................           $     250.00

         Printing and Engraving Expenses................           $   1,500.00

         Accounting Fees and Expenses...................           $   2,500.00

         Legal Fees and Expenses........................           $   5,000.00

         Miscellaneous..................................           $   1,750.00
                                                                   ------------

                  Total (Estimated)                                $  11,000.00
                                                                   ------------

Item 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The statutes, charter provisions, Bylaws, Indemnification Agreements, or other arrangements under which any controlling person, director, or officer of the Registrant is insured or indemnified in any manner against any liability which he or she may incur in his or her capacity as such, are as follows:

         (a) Section 317 of the California General Corporation Law provides for the indemnification of officers and directors of the Company against expenses, judgments, fines, and amounts paid in settlement under certain conditions and subject to certain limitations.

         (b) Article V of the Bylaws of the Company provides that the Company shall have power to indemnify any person who is or was an agent of the Company as defined in Section 317 of the California General Corporation Law through Bylaw provisions, agreements with agents, vote of the stockholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California General Corporation Law, subject to applicable limits set forth in Section 204 of the California General Corporation Law with respect to actions for breach of duty to the corporation and its shareholders.

         (c) Article IV of the Company's Articles of Incorporation provides that the liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent permissible under California law.

         Accordingly, a director will not be liable for monetary damages for breach of duty to the Company or its shareholders in any action brought by or in the right of the Company. However, a director remains liable to the extent required by California law. The provisions will not alter the liability of directors under federal securities laws.

         (d) Pursuant to authorization provided under the Articles of Incorporation, the Company has entered into Indemnification Agreements with each of its directors and officers. Generally, the Indemnification Agreements attempt to provide the maximum protection permitted by California law as it may be amended from time to time. However, an individual will not receive indemnification for judgments, settlements or expenses if he or she is found liable to the Company, except to the extent the court determines he or she is fairly and reasonably entitled to indemnity for expenses, for settlements not approved by the Company or for settlements and expenses if the settlement is not approved by the court. The Indemnification Agreements provide for the Company to advance to the individual any and all reasonable expenses, including legal fees

                                   Part II -1
and expenses, incurred in investigating or defending any such action, suit or proceeding. In order to receive an advance of expenses, the individual must submit to the Company copies of invoices presented to him or her for such expenses. Also, the individual must repay such advances upon a final judicial decision that he or she is not entitled to indemnification.

         (e) There is directors and officers liability insurance now in effect which insures directors and officers of the Company. Such policy is renewed by the Company on a yearly basis and provides limits of $2,000,000 per policy year and does not provide coverage with respect to this filing. Under the policy, the directors and officers are insured against loss arising from claims made against them due to wrongful acts while acting in their individual and collective capacities as directors and officers, subject to certain exclusions. The policy insures the Company against loss as to which its directors and officers are entitled to indemnification. Upon completion of this Offering, the Company intends to obtain a policy that will provide limits of $5,000,000 per policy year and will provide coverage with respect to this filing.

         (f) The Underwriting Agreement (Exhibit 1.1 hereto) contains provisions by which the Underwriters have agreed to indemnify the Company, each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act of 1933 (the "Act"), each director of the Company, and each officer of the Company who signs this Registration Statement, with respect to information furnished in writing by or on behalf of the Underwriters for use in the Registration Statement.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors of the Company pursuant to the foregoing provision, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16.          EXHIBITS

Exhibit
Number            Description
------            -----------

 4.1       Form of Warrant Certificate (1)
 4.2       Form of Representative's Options (1)
 4.3       Warrant Agreement between the Company and Mellon Investor
           Services (1)
 4.4       Form of Common Stock Certificate (1)
 5.1       Opinion of Fisher Thurber LLP
 9.1 Trust Agreement between the Company, James Scudder as Trustee, and Manhattan West, Inc. (1)
10.1 Employment Agreement between the Company and James A. Scudder, dated September 1, 1996 (1)
10.2 Employment Agreement between the Company and James L. Berntsen, dated September 1, 1996 (1)
10.3 Distributorship Agreement with the L.L. Knickerbocker Company, Inc., dated April 4, 1997 (1)
10.4       The Company's 1996 Omnibus Stock Plan (1)
10.5       1996 Omnibus Stock Plan Form of Incentive Stock Option Agreement (1)
10.6       1996 Omnibus Stock Plan Form of Nonqualified Stock Option Agreement
           (1)
10.7       1996 Omnibus Stock Plan Form of Restricted Stock Purchase Agreement
           (1)
10.8 Form of Option Agreement with Advisory Board Members listed on attached schedule (1)
10.9       Option Agreement with David A. Fisher dated January 6, 1997 (1)
10.10 Form of Warrant between the Company and the lenders identified on the attached schedule (1)
10.11      Form of Employee Proprietary Information Agreements (1)
10.12      Agreement dated May 23, 1997 between the Company and Nestle USA, Inc.
           (1)
10.13      Lease for the Company's facility dated August 7, 1997 (1)
23.1       Consent of KPMG LLP, Independent Auditors' Consent
24.1       Power of Attorney (contained on page II-4)

                                   Part II -2

(1) Incorporated by reference from exhibits filed with the Company's Registration Statement on Form S- B2 (File No. 333-39253) declared effective by the Securities Exchange Commission on May 11, 1998.

Item 17.      UNDERTAKINGS

         The Registrant hereby undertakes:

         (1) To file during any period in which offers or sales are being made a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (iii) To include any additional or changed material information on the plan of distribution.

         (2) That, for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The Registrant hereby undertakes:

         (1) For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(l) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

         (2) For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and the offering of the securities at that time as the initial bona fide offering thereof.

                                   Part II -3

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Poway, State of California, on April 27, 2001.

Ontro, Inc.

By:      /s/ James A. Scudder
    ----------------------------------------
       James A. Scudder
       President and Chief Executive Officer
       (Principal Executive Officer)

By:     /s/ Kevin A. Hainley
    ----------------------------------------
       Kevin A. Hainley
       Chief Financial Officer and Secretary
       (Principal Financial and Accounting Officer)

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James A. Scudder as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or their substitutes may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Signatures
----------


     /s/ James L Berntsen                              /s/ James A. Scudder
-----------------------------                     -----------------------------
James L. Berntsen                                 James A. Scudder
Director                                          Director
April 27, 2001                                    April 27, 2001


     /s/ Robert F. Coston                              /s/ Carroll E. Taylor
-----------------------------                     -----------------------------
Robert F. Coston                                  Carroll E. Taylor
Director                                          Director
April 27, 2001                                    April 27, 2001


     /s/ Douglas W. Moul
-----------------------------
Douglas W. Moul
Director
April 27, 2001

                                   Part II -4